UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2017 (June 28, 2017)

ConocoPhillips

(Exact name of registrant as specified in its charter)

Delaware	001-32395	01-0562944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 North Dairy Ashford

Houston, Texas  77079

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (281) 293-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06.                                        Material Impairments.

On June 28, 2017, ConocoPhillips (the “Company”), through certain of its affiliates, entered into a Purchase and Sale Agreement with Miller Thomson & Partners LLC providing for the sale of certain of the Company’s assets and interests in the Barnett (“Barnett”) for a total purchase price of $305 million, subject to certain customary adjustments.  As a result of the Purchase and Sale Agreement, the Company will classify Barnett as held for sale and will recognize a non-cash impairment of approximately $0.6 billion pre-tax, or approximately $0.4 billion after tax, during the second quarter of 2017 reflecting the difference between the purchase price and the net book value for Barnett.

Item 7.01.                                        Regulation FD Disclosure.

On June 29, 2017, the Company issued a press release announcing the Company’s entry into the Purchase and Sale Agreement for the sale of Barnett.  A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
99.1	Press Release issued by ConocoPhillips on June 29, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConocoPhillips

Date: June 29, 2017	By:	/s/ Glenda M. Schwarz
Glenda M. Schwarz
Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by ConocoPhillips on June 29, 2017